EXECUTIVE EMPLOYMENT AGREEMENT
between

TeleCommunication Systems, Inc.
and
Richard A. Young
(Executive Name)

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of December 1, 2008 (the “Effective Date”), between the individual signing as “Executive” at the end of this Agreement (hereinafter referred to as “Executive”), and TeleCommunication Systems, Inc. (hereinafter referred to as “Company”);

WHEREAS, Company desires to employ Executive, or to continue Executive’s employment, and Executive desires to be employed by Company on the terms and conditions hereinafter set forth;

WHEREAS, Company and Executive wish to replace all previous employment agreements between them with this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Executive for the position of Executive Vice President & Chief Operating Officer. Executive shall perform such duties as the management of the Company may from time to time assign to him hereunder, including (without limitation) responsibility for the day-to-day activities in the Company including goal setting, performance monitoring, program management, personnel and fiscal management, strategic planning and quality control of all functions.

2. Duties and Responsibilities. Executive agrees to devote his or her full time and attention and his or her best efforts to performing his or her duties hereunder. While employed by the Company, Executive will not, without the Company’s prior written consent, engage in any other business activity, other than investment of Executive’s personal funds on a passive basis and is prohibited from lending assistance directly or indirectly to any competitor. Attachment A hereto is a complete list of Executive’s current other business activities to which the Company consents. In the event the Executive wishes to change the approved activities, then the Executive shall submit the requested change in writing to the Company. Any changes consented to by the Company shall be documented as a revised Attachment A and will become incorporated into the Agreement by reference. In no event shall Executive pursue outside business or personal interests that the Company determines would interfere with his or her full-time responsibilities or entail any use of the Company’s resources.

3.	Compensation and Benefits.

3.1	Base Salary. During Executive’s employment under this Agreement, Company shall pay or cause to be paid to Executive a base salary at an annual rate of not less than $345,099, payable in cash in equal periodic installments not less frequent than the periodic installments in effect for salaries of Company Executives of the same level as Executive (the “Base Salary”). The Base Salary shall be subject to increases pursuant to reviews by the Board of Directors, where applicable, or a committee appointed by the Board of Directors, at such times as salary reviews are conducted generally for Company Executives of the same level as Executive, but in no event less frequent than annually.

3.2	Incentive Compensation. During Executive’s employment under this Agreement, Company shall cause Executive to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by Company from time to time, in whole or in part, for Executives of his level (“Bonus Plan”). Executive’s target and maximum compensation under, and his performance goals and other terms of participation in, each Bonus Plan shall be determined by Company or by such person or administrative body as provided in the Bonus Plan. Said incentive compensation is not guaranteed and is contingent upon Executive and Company achieving deliverables or goals agreed upon. Said incentive compensation shall not be considered “earned” by Executive until Company has allocated payment to be made to Executive for any performance period. Payment under any Bonus Plan shall be made, if at all, no later than March 15th of the year after the year in which the incentive compensation is earned.

3.3	Incentive Stock Compensation. During Executive’s employment under this Agreement, Company shall cause Executive to be eligible to participate in an incentive stock plan as may be maintained by Company from time to time, in whole or in part, for Executives of his level. Executive’s awards under such plan shall be determined by the administrator of the plan, the vesting for which shall be accelerated in the event of a Change in Control as defined herein. The specific terms and conditions of these options shall be set out in a stock option agreement between Executive and Company.

The grant of stock options shall not be construed to constitute or to be evidence of a commitment or guarantee to renew this Agreement or to employ or retain Executive for any period of time inconsistent with Sections 4 and 5 of this Agreement.

3.4	Benefits. During his employment under this Agreement, Executive shall be entitled to: (i) participation in such Executive retirement and welfare benefit plans, programs, policies and arrangements as maintained by Company from time to time, in whole or in part, for Executives of his level, including but not limited to Company’s Executive stock ownership plan, and its health, disability, life insurance and sickness and accident insurance plans; and (ii) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of Company; and (iii) perquisites as from time to time provided by Company to Executives of his level.

3.4	Expenses. During Executive’s employment under this Agreement, Company shall reimburse Executive for ordinary and reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, provided that Executive shall account to Company for such expenses in accordance with the Executive business expense policies and practices of Company.

3.5	Effect of Termination. Upon termination of employment for any reason, Executive shall no longer be entitled to participation in any Benefits programs, including the period when severance is payable under the Agreement.

4. Term of Employment. The term of Executive’s employment (the “Term”) shall commence on the effective date of this Agreement and continue through January 31, 2009 for the initial term, unless sooner terminated as provided herein. Upon expiration of the initial term, the term of Executive’s employment shall automatically renew on February 1st for successive 12-month renewal periods, unless and until terminated as provided herein.

5.	Termination of Employment.

5.1	Dismissal without Good Cause and Resignation for Good Reason.

5.1.1	Dismissal without Good Cause. Company may terminate Executive’s employment under this Agreement without Good Cause (as defined in Section 5.1.4) at any time by giving notice thereof to Executive at least 30 days before the effective date of such termination. Upon such termination, Executive shall be entitled to such compensation as provided in Section 5.1.3.

5.1.2	Resignation for Good Reason. Executive may terminate his employment under this Agreement for Good Reason (as defined in Section 5.1.5) at any time by written notice thereof to Company at least 30 days before the effective date of such termination. Such notice shall specify in reasonable detail the Good Reason based upon which Executive intends to terminate his employment. Upon such termination, Executive shall be entitled to such compensation as provided in Section 5.1.3.

5.1.3	Severance Pay upon Dismissal without Good Cause or Resignation for Good Reason. If Executive’s employment under this Agreement is terminated by Company without Good Cause or by Executive for Good Reason, Executive shall be entitled to the sum of the following, payable in equal periodic installments the same as Base Salary was received during the term of Executive’s employment as provided in Section 3.1 herein, which installments shall commence within 60 days after the last day of employment:

(i)	Base Salary, at the rate in effect immediately before the date of termination, for the greater of (A) the period from the day after his last day of employment hereunder through the last day of the Term of this Agreement, or (B) six months; and

(ii)	The amount “earned” by Executive under the annual Bonus Plan if at the time of termination Company has allocated payment to be made to Executive under the terms of the Bonus Plan for any performance period. Executive will not be eligible to receive payment under the Bonus Plan for any performance period if he is terminated prior to a decision by Company as to the payment due to Executive, if any, under the terms of the Bonus Plan. If no such decision by Company is made or necessary, Executive will not be eligible to receive any payments under the Bonus Plan if he is not employed at the time bonus payments are made to Executives;

so long as Executive (1) executes and delivers to the Company, before such sum becomes payable, a general release in form and substance acceptable to the Company, by which Executive releases the Company from all claims arising from Executive’s employment by the Company or termination of employment therefrom, in consideration for such payment and (2) Executive shall not be in breach of any of the provisions o f Section 7 of this Agreement at any time during the effectiveness thereof. In no event will any payment be made before the release becomes effective upon expiration of any applicable withdrawal period.

5.1.4	Definition of “Good Cause.” “Good Cause” means:

(A)	Executive’s willful gross misconduct, willful gross neglect, willful malfeasance or gross negligence in carrying out his duties hereunder, or willful breach of this Agreement (other than an inadvertent and nonrecurring breach cured and corrected by Executive within 30 days after notice thereof by Company). Under this provision, “willful breach” shall include, but not be limited to, insubordination, serious dereliction of fiduciary obligation, chronic abuse by Executive of alcohol, narcotics or any other drug, a violation of any material Company rule, regulation or policy, or a serious violation of any law governing the workplace. It is provided further that, no act or failure to act shall be considered “willful” if Executive reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interest of Company and its affiliates;

(B)	Any act or conduct of dishonesty to Company by Executive involving fraud and/or embezzlement;

(C)	Executive’s conviction, including a plea of guilty or nolo contendere, of a felony involving theft or moral turpitude, other than a felony predicated on Executive’s vicarious liability (for purposes of this Agreement, “vicarious liability” means Executive’s liability based on acts of Company for which Executive is charged solely as a result of his offices with Company and in which he was not directly involved or did not have prior knowledge of such acts); or

5.1.5	Definition of “Good Reason.” “Good Reason” means, without Executive’s consent, any of the following conditions:

(A)	Any change in Executive’s title or position that constitutes a material diminution in authority as compared to the authority of his title or position as of the Effective Date, or any substantial diminution in Executive’s duties and responsibilities (other than a change due to Executive’s Disability), provided that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because Company becomes a subsidiary of another corporation or because there has been a change in the reporting hierarchy incident thereto involving Executive;

(B)	Any requirement by Company that Executive involuntarily physically relocate from Executive’s current work location to another work location more than 75 miles away; or

(C)	Any material breach by Company of its obligations under this Agreement.

So long as Executive notifies Company within 90 days after the existence of any such condition and Company fails to cure and correct such condition within 30 days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless the termination of employment occurs no later than two years following the initial existence of any condition provided in this Section 5.1.5.

5.2	Dismissal for Good Cause, Resignation without Good Reason and Termination upon Death or Disability.

5.2.1	Dismissal for Good Cause. Company may terminate Executive’s employment under this Agreement for Good Cause by (i) giving notice thereof to Employee specifying in reasonable detail the Good Cause based upon which Company intends to terminate his employment; (ii) if Good Cause exists under 5.1.4(A) only, after at least 30 days after such notice, providing Employee an opportunity to be heard at a meeting with the CEO and the Board of Directors; and (iii) thereafter, effectuating such termination by a majority vote of the Board of Directors. For Good Cause terminations under Sections 5.1.4(B) & (C), Company may terminate Employee’s employment immediately under this Agreement upon notice thereof to Employee. The effect of such termination is provided in Section 5.2.4.

5.2.2	Resignation without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason by notice thereof to Company at least 30 days before the effective date of such termination. The effect of such termination is provided in Section 5.2.4.

5.2.3	Termination upon Death or Disability. This Agreement shall terminate automatically upon Executive’s death. If Company determines in good faith that Executive has a Disability as defined in this Section, Company may terminate his employment under this Agreement by notifying Executive thereof at least 30 days before the effective date of termination. For purposes of this Agreement, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months and which renders Executive unable to perform his material duties under this Agreement. If there is any dispute between the parties as to Executive’s Disability, Company shall select or approve a physician whose determination as to Executive’s Disability shall bind the parties hereto. The effect of a termination due to Executive’s death or Disability is provided in Section 5.2.4.

5.2.4	Effect of Dismissal for Good Cause, Resignation without Good Reason, or Termination upon Death or Disability. If Executive’s employment under this Agreement is terminated by Company for Good Cause, by Executive without Good Reason, or due to Executive’s death or Disability as provided in this Agreement, all obligations of Company under this Agreement shall terminate, except as provided in Section 5.6.

5.3	Termination by Mutual Consent. Company and Executive may terminate Executive’s employment under this Agreement at any time and for any reason upon the mutual consent of both parties, effective as of such date as agreed upon by the parties. Upon such termination, except as provided in Section 5.6 or as agreed to by the parties in connection with their mutual consent to terminate Executive’s employment, all obligations of Company hereunder shall terminate.

5.4	Termination after a Change in Control.

5.4.1	Termination Events Triggering Compensation. Company shall pay or cause to be paid to Executive such compensation as provided in Section 5.4.2, if his employment under this Agreement is terminated by Company without Good Cause or by Executive for Good Reason within 12 months after a Change in Control (as defined in Section 5.4.3).

5.4.2	Compensation upon Termination. If Executive’s employment hereunder is terminated as provided in Section 5.4.1, Company shall pay or cause to be paid to Executive the following in a cash lump sum within 30 days after the date of termination, two times the annual Base Salary at the greater of (A) the rate in effect immediately before the date of termination or (B) the rate in effect immediately before the Change in Control; so long as Executive (1) executes and delivers to the Company, before such sum becomes payable, a general release, in form and substance acceptable to the Company, by which Executive releases the Company from all claims arising from Executive’s employment by the Company or termination of employment therefrom, in consideration for such payment, and (2) Executive shall not be in breach of any of the provisions of Section 7 of this Agreement at any time during the effectiveness thereof. In no event will any payment be made before the release becomes effective upon expiration of any applicable withdrawal period.

5.4.3	Definition of “Change in Control.” A "Change in Control” means the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”):

(i)	Any one person or more than one person acting as a group (within the meaning of 409A) other than the Company, its subsidiaries, any Executive benefit plan of the Company, or an underwriter temporarily holding securities pursuant to an offering of such securities, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(ii)	Any one person or more than one person acting as a group (within the meaning of 409A), other than any subsidiary or parent of the Company, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value of eighty-five percent or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(iii)	Any merger, consolidation or reorganization involving Company immediately after which either (A) a majority of the directors of the surviving entity is not comprised of persons who were directors of the Company immediately prior to such transaction and whose appointment or election is not endorsed or approved by a majority of the directors of the Company before the transaction or (B) persons who hold more than a majority of the total voting power represented by outstanding voting securities of the surviving entity are not persons who held outstanding voting securities of Company immediately prior to such transaction.

5.5	Duplication of Severance Pay. Executive is entitled to receive the payment under both Section 5.1 and Section 5.4. Executive hereby irrevocably waives the right to receive benefits under any severance or similar plan or policy of Company if Executive is entitled to receive a payment under Section 5.1 and/or 5.4, provided that if the value of such benefits exceeds the amount payable to such Executive under Section 5.1 and/or 5.4, Executive may elect to receive such benefits in lieu of the payment under Section 5.1 and/or 5.4.

5.6	Payment of Base Salary upon Termination. Upon a termination of Executive’s employment under this Agreement for any reason, Company shall pay or cause to be paid to Executive the increment of Base Salary earned but unpaid in the payroll period immediately preceding the date of termination, payable in cash on or before the day on which Executive would have been paid such amount if his employment hereunder had not been terminated, but in no event later than the date as required by law.

5.7	No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

6. Ownership of Work Product.

6.1	The Company shall own all Work Product (as defined below). To the extent permitted by law, All Work Product shall be considered work made for hire by Executive and owned by the Company.

6.2	If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company), Executive agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

6.3	The Company, it successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

6.4	Executive agrees to perform upon the reasonable request of the Company, during or after Executive’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product. When requested, Executive will

(i)	Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)	Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(iii)	Provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and

(iv)	Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing, including (unless Executive is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Executive’s employment.

6.5	For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of the Company and that Executive conceives, develops, or delivers to the Company at any time during the term of Executive’s employment. “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of the Company to the extent Executive conceived, developed or delivered such Work Product to the Company prior to the date of this Agreement while Executive was engaged as an independent contractor or Executive of the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.

7.	Restrictive Covenants.

7.1	Competition. During the Term of this Agreement and, if Executive’s employment under this Agreement is terminated by Company or by Executive for any reason, the greater of (I) any period of time in which Executive continues to receive compensation of any kind from Company and continuing for a period of six (6) months after said payment(s) cease, or (ii) one year after the Term of this Agreement, Executive shall not: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of a Competitor (as defined in Section 7.5); (ii) become a director, officer, Executive, consultant or lender of, or be compensated by, a Competitor; or (iii) solicit any client of Company on behalf of or for the benefit of a Competitor. Notwithstanding the foregoing, Executive may own up to 1% of a publicly-traded Competitor.

7.2	Confidential Information. Executive shall at all times hold in a fiduciary capacity for the benefit of Company all secret, confidential or proprietary information, knowledge or data relating to Company, and all of its businesses, which shall have been obtained by Executive during his employment by Company and which shall not be or become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement) including, but not limited to, information regarding clients and agents of Company (“Confidential Information”). During Executive’s employment with Company under this Agreement and after the termination of such employment, Executive shall not, without the prior written consent of Company, communicate or divulge any Confidential Information to any Person other than Company and those designated by it or use any Confidential Information except for the benefit of Company, provided that Executive may make disclosures to comply with the law or legal process. Immediately upon termination of Executive’s employment with Company at any time and for any reason, Executive shall return to Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

7.3	Solicitation of Executives. During the Term of this Agreement and, if Executive’s employment under this Agreement is terminated by Company or by Executive for any reason, for the greater of (I) any period of time in which Executive continues to receive compensation of any kind from Company and continuing for a period of six (6) months after said payment(s) cease, or (ii) one year after the Term of this Agreement, Executive shall not: (i) solicit, participate in or promote the solicitation of any person who was employed by Company at any time during the three-month period prior to Executive’s termination of employment under this Agreement to leave the employ of Company; or (ii) on behalf of himself or any other Person, hire, employ or engage any such person. Executive further agrees that, during such time, if an Executive of Company contacts Executive about prospective employment, Executive will inform such Executive that he cannot discuss the matter further without informing Company.

7.4	Remedies for Breach. Executive agrees that damages in the event of any breach of Sections 7.1 through 7.3 by Executive would be difficult to ascertain. Executive therefore agrees that, notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 14, Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Executive also agrees that a bond shall not be required by Employer in obtaining an injunction. The existence of this right shall not preclude any other rights and remedies at law or in equity that Company may have. The provisions of Section 7 shall survive termination of this Agreement. The existence of a claim or cause of action of any kind by Executive against Company shall not constitute a defense to the enforcement by Company of the rights provided in this Section 7 and shall not be a defense to any injunction proceeding.

7.5	Definitions.

7.5.1	“Competitor.” For purposes of Section 7, “Competitor” means any Person which sells goods or provides services which are directly competitive with those sold or provided by a business that (i) is being conducted by Company at the relevant time and (ii) was being conducted by Company at any time during the Term of this Agreement.

7.5.2	“Company.” For purposes of Section 7, “Company” means TeleCommunication Systems, Inc., and its subsidiaries and affiliates.

7.5.3	“Person.” For purposes of Section 7, “Person” means any individual or entity, including but not limited to any corporation, trust, sole proprietorship, joint venture or partnership.

7.6	Survival of Section 7. Executive agrees that the non-competition agreements, nondisclosure agreements and non-employment agreements in this Section 7 each constitute separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

8.	Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with Company or, in the case of Company, to Company’s principal Executive offices.

9.	Taxes.

9.1	Withholding Taxes. Company shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to Executive under this Agreement to satisfy the tax withholding obligations of Company under applicable law.

9.2 Adjustment relating to Tax on Excess Parachute Payments.

9.2.1. Adjustment. Notwithstanding anything in this Agreement to the contrary, in the event the Company’s Law or Accounting Firm (as defined in Section 9.2.2) determines that any portion of the cash compensation payable under this Agreement (such portion of compensation, the “Agreement Payment”), and the portions, if any, of other payments or distributions in the nature of compensation by Company to or for the benefit of Executive (including, but not limited to, the value of the acceleration in vesting or exercisability of stock options) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (the Agreement Payment, together with such portions of other payments and distributions, the “Payments”), would cause any portion of the Payments to be subject to the excise tax imposed by section 4999, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”) (the portion subject to excise tax, the “Parachute Payment”), the Agreement Payment shall be reduced to an amount not less than zero which shall not cause any portion of the Payments to constitute a Parachute Payment, provided that no such reduction shall be made if the Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, would not be greater than the present value (determined in accordance with section 280G, or any successor provision, of the Code) of the Payments before the reduction but after the application of (i) excise tax under section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

9.2.2 Determination. All determinations required to be made under this Section 9.2, including the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized law firm (including DLA Piper U.S. LLP) or accounting firm (including Ernst & Young LP) as selected by Company (the “Law or Accounting Firm”), which shall provide detailed supporting calculations to both Company and Executive (i) within 15 business days after receipt by Company of a notice from Executive that he may have a Parachute Payment, or (ii) at such earlier time as may be requested by Company. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Company shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder). All fees and expenses of the Law or Accounting Firm shall be borne solely by Company. Any determination by the Law or Accounting Firm shall be binding upon Company and Executive.

10.	Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that Company may assign this Agreement to any subsidiary thereof, without Executive’s consent, and such assignment shall not constitute, a termination of his employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

11.	Entire Agreement. This Agreement constitutes the entire understanding of Executive and Company with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

12.	Amendment and Waiver. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.

13.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Maryland (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.	Arbitration. DISPUTES REGARDING EXECUTIVE’S EMPLOYMENT WITH COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN COMPANY AND EXECUTIVE, BUT EXCLUDING ANY DISPUTES REGARDING EXECUTIVE’S COMPLIANCE WITH SECTION 7, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC.’S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF MARYLAND WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT; IN ALL OTHER CASES THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE SPECIFIED IN COMPANY’S ALTERNATIVE DISPUTE RESOLUTION POLICY AS IN EFFECT FROM TIME TO TIME (IF ANY). ARBITRATION SHALL BE HELD IN BALTIMORE, MARYLAND, OR SUCH OTHER PLACE AS THE PARTIES MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED ONLY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

15.	Section 409A Compliance.

15.1	This Agreement is intended to comply with, or otherwise be exempt from, section 409A of the Code.

15.2	The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under section 409A of the Code.

15.3	If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code.

15.4	The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.

15.5	For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.6	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

15.7	If a payment obligation under this Agreement arises on account of Executive’s “separation from service” while Executive is a “specified Executive” (as each such term is defined under section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WITNESS/ATTEST /s/Bruce A. White 12/30/2008	TELECOMMUNICATION SYSTEMS, INC. By: /s/ Maurice B. Tosé 12/30/2008

Title: President, Chairman & CEO

/s/Bruce A. White 12/30/2008	EXECUTIVE /s/Richard A. Young 12/30/2008

Richard A. Young

ATTACHMENT A TO EMPLOYMENT AGREEMENT

Executive: Richard A. Young
Agreement dated: December 1, 2008

In accordance with paragraph 2 of the Employment Agreement, the Company hereby consents to the following other business activities:

[describe]

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC. By:

Title:

EXECUTIVE

Richard A. Young